UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2012

Trimble Navigation Limited

(Exact name of registrant as specified in its charter)

California	001-14845	94-2802192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. No.)

935 Stewart Drive, Sunnyvale, California, 94085

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 481-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 21, 2012, Trimble Navigation Limited (the “Company”) entered into an amendment and restatement agreement (the “Amendment and Restatement Agreement”) pursuant to which the Credit Agreement, dated May 6, 2011, by and among the Company, the subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., was amended and restated in its entirety (as so amended and restated, the “Amended and Restated Credit Agreement”).

The Amended and Restated Credit Agreement provides for unsecured credit facilities in the aggregate principal amount of $1.4 billion comprised of a $700.0 million revolving loan facility and a $700.0 million term loan facility. The revolving loan facility includes a $30.0 million swingline sub-facility and $25.0 million letter of credit sub-facility. Subject to the terms of the Amended and Restated Credit Agreement, the revolving loan facility and the term loan facility may be increased by up to $300.0 million in the aggregate. Funds may be borrowed under the Amended and Restated Credit Agreement in U.S. Dollars, Euros or in certain other agreed currencies, and any future borrowings under the Amended and Restated Credit Agreement are subject to customary preconditions.

As of November 21, 2012, after giving effect to the borrowings made on the closing date for the Restated Credit Facility, the Company had outstanding $700.0 million aggregate principal amount of term loans and $208.0 million aggregate principal amount of revolving loans under the Amended and Restated Credit Agreement.

Use of Proceeds. The proceeds of the loans under the Amended and Restated Credit Agreement may be used by the Company for working capital and general corporate purposes, including the financing of permitted acquisitions.

Borrowings and Repayments. The Company may borrow, repay and reborrow funds under the revolving facility until its maturity on November 21, 2017, at which time such revolving facility will terminate, and all outstanding loans under such facility, together with all accrued and unpaid interest, must be repaid. Amounts not borrowed under the revolving facility will be subject to a commitment fee, to be paid in arrears on the last day of each fiscal quarter, ranging from 0.15% to 0.35%, in each case depending on the Company’s leverage ratio as of its most recently ended fiscal quarter.

Loans under the term loan facility will be repaid in quarterly installments, with the last quarterly payment under the term loan facility to be made at September 29, 2017. On an annualized basis, the amortization of the term loans is as follows: 5%, 5%, 10%, 10%, and 70% for years one through five respectively. Terms loans may be prepaid by the Company in whole or in part, subject to certain minimum thresholds, without penalty or premium. Amounts repaid or prepaid with respect to the term loan facility may not be reborrowed.

Interest Rate. Borrowings under the Amended and Restated Credit Agreement will bear interest, at the Company’s option, at either: (i) a floating per annum base rate based on the administrative agent’s prime rate or other agreed-upon rate, depending on the currency borrowed, plus a margin of between 0.00% and 1.00%, depending on the Company’s leverage ratio as of its most recently ended fiscal quarter, or (ii) a reserve-adjusted fixed per annum rate based on LIBOR or EURIBOR, depending on the currency borrowed, plus a margin of between 1.00% and 2.00%, depending on the Company’s leverage ratio as of its most recently ended fiscal quarter. Interest is payable on the last day of each fiscal quarter with respect to borrowings bearing interest at the base rate, or on the last day of an interest period, but at least every three months, with respect to borrowings bearing interest at LIBOR or EURIBOR rate.

Guaranty. The Company’s obligations under the Amended and Restated Credit Agreement are guaranteed by certain of the Company’s domestic subsidiaries.

Representations; Covenants. The Amended and Restated Credit Agreement contains various customary representations and warranties by the Company, which include customary use of materiality, material adverse effect and knowledge qualifiers. The Amended and Restated Credit Agreement contains customary affirmative and negative covenants including, among other requirements, negative covenants that restrict the Company’s and its subsidiaries ability to dispose of assets, create liens, incur indebtedness, repurchase stock, pay dividends, make acquisitions and make investments. Further, the Amended and Restated Credit Agreement contains financial covenants that require the maintenance of maximum leverage and minimum interest coverage ratios.

Events of Default. The Amended Restated Credit Agreement contains events of default that include, among others, non-payment of principal, interest or fees, breach of covenants, inaccuracy of representations and warranties, cross defaults to certain other indebtedness, bankruptcy and insolvency events, material judgments, and events constituting a change of control. Upon the occurrence and during the continuance of an event of default, interest on the obligations will accrue at an increased rate and the lenders may accelerate the Company’s obligations under the Amended and Restated Credit Agreement; however that acceleration will be automatic in the case of bankruptcy and insolvency events of default involving the Company or any subsidiary borrower. Additionally, the Company’s subsidiaries that have guaranteed the Amended and Restated Credit Agreement could be required to pay the full amount of the Company’s obligations under the Amended and Restated Credit Agreement.

A copy of the Amendment and Restatement Agreement is attached hereto as Exhibit 10.1 and a copy of the Amended and Restated Credit Agreement is attached hereto as Exhibit 10.2. The foregoing descriptions of the Amendment and Restatement Agreement and the Amended and Restated Credit Agreement do not purport to be complete and are qualified in their entirety by reference to such agreements.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment and Restatement Agreement, dated as of November 21, 2012, to the Credit Agreement dated as of May 6, 2011, among Trimble Navigation Limited, the subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

10.2	Amended and Restated Credit Agreement, dated as of November 21, 2012, by and among Trimble Navigation Limited, the subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMBLE NAVIGATION LIMITED

Date: November 21, 2012	By:	/s/ James A. Kirkland
James A. Kirkland
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment and Restatement Agreement, dated as of November 21, 2012, to the Credit Agreement dated as of May 6, 2011, among Trimble Navigation Limited, the subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

10.2	Amended and Restated Credit Agreement, dated as of November 21, 2012, by and among Trimble Navigation Limited, the subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.